                         ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement made and entered into as of the 29th day of March, 1996 by and among Hvide Marine Incorporated, a Florida corporation, ("Purchaser"), Seal Fleet, Inc., a Nevada corporation, ("Seal Fleet"), Sealcraft Operators, Inc., a Texas corporation, Seal GP, Inc., a Delaware corporation, and South Corporation, a Delaware corporation (collectively, "Sellers"), and Thomas M. Ferguson ("Transferee").

     Whereas, Sellers are the owners of the Assets described and defined below; and

     Whereas, Sellers desire to sell the Assets to Purchaser and Purchaser desires to purchase the Assets from Sellers on the terms hereinafter set forth.

     Now therefore, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

     1. Sale and Assignment of Assets. Sellers agree to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase and accept, the following property:

          (a) the vessels listed on Schedule 1(a) (the "Owned Vessels" or an "Owned Vessel"), together with the Owned Vessels' respective engines, tackle, winches, cordage, general outfit, electronic and navigation equipment, spares, stores and other appurtenances and appliances (whether aboard or not aboard);

          (b) to the extent transferable, the bareboat charters (the Bareboat Charters") under which Sellers operate the vessels listed on Schedule 1(b) (the "Chartered Vessels") (the Owned Vessels and the Chartered Vessels collectively being referred to as the "Vessels"); and

          (c) all of Sellers' inventory of spare or replacement parts, stores and other equipment, supplies or material designated for any of the Vessels (the "Inventory").

     Sellers further agree to assign to Purchaser those charters (whether bareboat, time or otherwise) and vessel service agreements between Sellers and their customers pursuant to which Sellers are operating the Vessels at the time of Closing (together with the Bareboat Charters, the "Assigned Contracts"). To the extent that any of the Assigned Contracts are by their terms not assignable, Sellers shall cooperate with Purchaser in obtaining the required

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consents to the assignment of such Assigned Contracts, or, if such consents cannot be obtained, assist Purchaser in securing a new contract for the continued services of the Vessel(s) covered thereby. Purchaser agrees to perform all of Sellers' obligations under the Assigned Contracts from and after Closing.

     The Owned Vessels, the Inventory, and the Assigned Contracts are hereinafter collectively referred to as the "Assets." Notwithstanding anything contained herein to the contrary, the Assets shall not include insurance on the Assets or commissions, or accounts receivable generated by the operation of the Vessels up to the Closing Date (as defined below), as the Closing Date may be extended pursuant to the terms of this Agreement.

     2. Purchase Price. Purchaser will purchase the Assets for the price of Six Million Three Hundred Thousand Dollars ($6,300,000) (the "Purchase Price"), payable as provided in Paragraph 4. The portion of the Purchase Price allocable to each of the Assets to be sold hereunder is set forth in the Disclosure Letter of even date herewith between Seal Fleet and Purchaser (the "Disclosure Letter").

     3. Closing. The closing of the sale of the Assets (the "Closing") shall occur at the offices of Butler & Binion, L.L.P., 1000 Louisiana, Houston, Texas 77002 within 30 days of the Meeting, as hereinafter defined, but not later than August 15, 1996 (the "Closing Date"). The Closing Date may be extended from time to time by the mutual consent of the parties. In the event that the Closing does not occur on or before the Closing Date, as the Closing Date may have been extended pursuant to this paragraph, this Agreement shall automatically terminate, and thereafter neither party shall have any further liability to the other hereunder. If Closing does not occur by the Closing Date for any reason other than failure of Seal Fleet's shareholders to approve this transaction as required under Paragraph 11(b), a failure by Seal Fleet to satisfy or waive either of the conditions set forth in Paragraph 11(j), or a material breach by any of the Sellers of any provision of this Agreement, Purchaser shall pay to Seal Fleet the sum of $100,000 on the earlier of 30 days after the Meeting or August 15, 1996, which amount is intended to reimburse Seal Fleet for some of its costs and expenses in connection with this Agreement and the preparation of the Proxy Materials (as hereinafter defined) and is not intended as a penalty or liquidated damages; provided however, that so long as Seal Fleet shall submit this transaction to its shareholders, no breach of Paragraph 5, paragraphs (d) and/or (e) shall have occurred for purposes of this paragraph.

     4. Payment of the Purchase Price. The Purchase Price shall be paid by Purchaser as follows: (a) $100,000 upon execution of this Agreement (the Deposit") and (b) $6,200,000 at Closing by wire transfer to an account designated by Sellers. The Purchase Price

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shall be disbursed as may be directed by Sellers and/or the holders of any mortgages, security interests, liens or other encumbrances against the Assets that are to be discharged and satisfied out of such cash portion. Sellers shall provide Purchaser with written wiring and disbursement instructions at least three business days prior to Closing. In the event the transactions contemplated by this Agreement are not consummated on or before the Closing Date, the Deposit shall not be refunded to Purchaser; provided, however, if such failure to consummate the transactions is due to the failure of Seal Fleet's shareholders to approve this transaction as required under Section 11(b), a failure by Seal Fleet to satisfy or waive either of the conditions set forth in Paragraph 11(j), or a material breach by any of the Sellers of any provision of this Agreement, the Deposit shall be refunded to Purchaser on August 15, 1996; provided however, that so long as Seal Fleet shall submit this transaction to its shareholders, no breach of Paragraph 5, paragraphs (d) and/or (e) shall have occurred for purposes of this paragraph. If Closing has not occurred by the Closing Date for any other reason, Seal Fleet shall keep the Deposit.

     5. Title; Warranties; Disclaimers. Sellers jointly and severally represent and warrant that they have, and will have as of the time of Closing, good and lawful title to the whole of the Assets respectively owned by each of them, and that such Assets will be sold pursuant to this Agreement free and clear of any mortgages, pledges, liens, privileges, security interests, encumbrances, attachments or to the best of Sellers' knowledge, other charges of any nature or kind whatsoever (collectively, "Liens"); provided, however, that inchoate liens available under maritime law and contractual obligations do not constitute Liens. Sellers further represent and warrant, jointly and severally that the Owned Vessels are not, and will not be at the time of Closing, subject to any charter or other agreement (with the exception of the Assigned Contracts that will be assigned to Purchaser pursuant to this Agreement) that permits any person to utilize the services of such Vessels, or any of them, the breach of which by Sellers could give rise to a Lien. All existing Liens, and any Liens accruing between the date of this Agreement and the time of Closing (with the exception of such of the Liens as Purchaser may expressly agree, at its sole option, to assume or to take subject to), shall be released on or before the Closing Date by fully executed satisfactions, releases, termination statements or other documents necessary to discharge such Liens of record and recordable with the United States Coast Guard, Recorder of Mortgages or other filing officer with whom such Liens have been recorded.

     Sellers further warrant that, as of the Closing Date, (a) any and all licenses or certificates under which the Owned Vessels are currently operated, or that are required by applicable law, vessel classification societies or the insurance underwriters for the Owned Vessels shall be valid and in full force and effect for the Owned Vessels to operate (as currently operated), including,

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without limitation, the Owned Vessels' Certificates of
Documentation and Certificates of Inspection; and (b) that each of the Owned Vessels shall be, to the knowledge of Sellers, in the condition required by the issuing agency or society for such licenses or certificates to remain valid and in full force and effect, except if required to be reissued by applicable law or regulation upon conveyance of the Vessels.

     Purchaser hereby acknowledges that it has received and reviewed the Assigned Contracts. Sellers make no representations or warranties with respect to the Assigned Contracts.

     Except for the foregoing warranties, the sale of the Assets shall be made on an "as is, where is" basis, without any warranties whatsoever as to the fitness, condition, seaworthiness or suitability of the Assets for any particular purpose, and Purchaser hereby waives any and all other warranties including, but not limited to warranties regarding fitness for the purpose intended, and all implied warranties of condition, whether arising in tort, contract, redhibition or otherwise.

     6.   Representations, Warranties and Covenants of Sellers.
Sellers jointly and severally represent, warrant and covenant as follows:

          (a) Citizenship. Sellers are each citizens of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. section 802).

          (b) Due Organization. Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation.

          (c) Corporate Authority. Each of the Sellers: (i) subject to the approval of their respective shareholders, has full corporate power and authority necessary to sell the Assets owned by it to be transferred pursuant to this Agreement, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any provisions of its Articles of Incorporation, By-Laws, Resolutions of Board of Directors or other governing corporate documents; (ii) has been duly authorized by its Board of Directors;
(iii) has taken all corporate actions necessary for this Agreement to constitute its valid and binding obligation, enforceable in accordance with its terms, subject only to the approval of the shareholders of each Seller; except as limited by (aa) the rights of the United States under the Federal Tax Lien Act of 1966, as amended; (bb) principles of equity, which may limit the availability of equitable remedies; and (cc) bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws.

          (d)  Proxy Statement.  Seal Fleet shall use its

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reasonable efforts to prepare and file with the Securities and
Exchange Commission (the "Commission") within four weeks of the date hereof a proxy statement (the "Proxy Statement") for a meeting (the "Meeting") of its shareholders to vote upon a resolution approving this Agreement and the transactions contemplated hereby. Except for the information supplied by Purchaser and Transferee, for which such parties are responsible and Sellers make no representations, Seal Fleet covenants that the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact concerning Seal Fleet, the Assets, or the transactions contemplated by this Agreement. Prior to the filing of the Proxy Statement, Seal Fleet shall provide a draft thereof to Purchaser for its comments and thereafter shall promptly furnish Purchaser with copies of all correspondence with the Commission relating thereto. Seal Fleet and Purchaser shall consult with each other with respect to the Proxy Statement and each supplement or amendment thereto, and Seal Fleet shall afford Purchaser a reasonable opportunity to comment upon disclosure relating to Purchaser or its affiliates and shall ensure that such disclosure is reasonably satisfactory to Purchaser.

          (e) Shareholder Approval. Subject to all applicable laws and regulations, Seal Fleet shall promptly submit the transactions contemplated by this Agreement for the approval of its shareholders. Subject to its fiduciary duties, the Board of Directors of Seal Fleet has agreed to recommend to its shareholders approval of the transactions contemplated by this Agreement, and Seal Fleet shall use its reasonable efforts to obtain shareholder approval of such transactions.

          (f)  Registration Statement.  Sellers shall provide to
Purchaser all information reasonably requested by Purchaser necessary for its preparation of the Registration Statement, as hereinafter defined, and warrant that all such information shall be accurate and complete.

          (g) Public Announcements. Sellers and Purchaser shall consult with each other prior to the issuance by any party of any press release or any written statement with respect to this Agreement or the transactions contemplated hereby.

          (h) Other Agreements. Sellers' execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any loan agreement, mortgage, security agreement, indenture, or other contract, agreement or instrument to which any of the Sellers is a party, or by which they may otherwise be bound, other than any such agreements that will be terminated at or prior to Closing or as to which consent will be obtained.

          (i) Violation of Orders. Sellers' execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict

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with any order, arbitration award, judgment or decree, if any, to which any of the Sellers is a party or by which it may be bound.

          (j) Pending Claims. Except as set forth in the Disclosure Letter, there are no claims, demands, actions, suits or proceedings at law, in admiralty or in equity, against any of the Sellers, against the Owned Vessels in rem, or against any of the remaining Assets to be transferred hereunder (including any counterclaim, any arbitration proceeding, or any administrative or other proceeding or investigation by or before any governmental agency), whether pending or, to Sellers' knowledge, threatened (collectively, the "Actions"), that could give rise to a Lien, attachment, seizure, forfeiture, or other encumbrance against any of the Assets, or which otherwise relate to, or materially affect, any of the Assets to be conveyed hereunder or any of the Sellers' ability to convey them. Except as set out in the Disclosure Letter, the Actions described in the Disclosure Letter are covered by insurance issued by the underwriters identified, and there has been no denial of coverage or reservations of rights by such underwriters with respect to such Actions except as noted in the Disclosure Letter.

          (k) Governmental Approval. No registration with, or approval of, any governmental agency or commission is necessary for the execution, delivery or performance by Sellers of the terms of this Agreement other than those that have been or will be duly made or obtained prior to Closing.

          (l) Hazardous Materials. Sellers have the Department of Transportation and Environmental Protection Agency permits described in the Disclosure Letter. Sellers make no representation or warranty with respect to the use, generation, transfer, storage, or disposal of any hazardous waste, toxic substance or related materials ("Hazardous Materials") or any friable asbestos or any substance containing asbestos ("Asbestos Substance") in, on, under, from or about the Assets, Purchaser agreeing to satisfy itself as to such matters. Seller agrees to notify Purchaser upon any release or threatened release of Hazardous Materials in, on, under or about any Vessel to be sold hereunder from the date hereof up to the time of Closing, and upon receiving notice of the initiation of any proceeding or inquiry with respect to such a release or threatened release by any governmental agency or other authority no matter when initiated. For the purposes of this representation and warranty, Hazardous Materials shall include substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. 9601, et seq., The Resource Conservation and Recovery Act, 42 U.S.C.A. 6901, et seq., The Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 5101, et seq., and any regulation promulgated under the authority of such acts.

          (m) Repayment of Indebtedness. On or before the Closing Date, Sellers shall (i) reduce their indebtedness to Three R Trusts

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("Three R Trusts") and their affiliates to $3,000,000 plus any amounts owing for receivables and payables arising from the management of Three R Trusts' vessels and (ii) agree to the conversion of such $3,000,000 of indebtedness of Sellers to Three
R Trusts and their affiliates in the amount of $3,000,000 to a term note ("Three R Trusts Note") having a principal amount of $3,000,000 and bearing interest at 10% per annum, with principal and interest payable monthly in arrears based upon a 60-month amortization schedule for a 36-month period, and with any remaining principal and interest due on the last day of the 37th month. Such term note shall on the Closing Date represent all indebtedness of Sellers to Three R Trusts or their affiliates except for accounts receivable and accounts payable with respect to management of the Three R Trusts vessels.

          (n) Schedules. The Schedules attached to and made a part hereof and the Disclosure Letter will be true and correct as of the date of Closing, except for changes in the ordinary course of business. The Disclosure Letter will be updated at Closing.

          (o) Conduct of Business. Prior to the Closing Date, unless Purchaser shall have consented in writing thereto, Sellers:
(i) shall conduct their operations, including operation and maintenance of the Vessels, according to their usual, regular and ordinary course, and (ii) shall not (aa) incur or obligate themselves to incur any capital expenditure in excess of $50,000, incur any long-term indebtedness in addition to that outstanding on the date hereof or any other indebtedness other than in the ordinary course of business; (bb) make any loans, advances or capital contributions to, or investments in, any other person, except a Seller, other than travel or other advances to employees consistent with past practice; or (cc) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, except to endorse checks for collection or deposit in the ordinary course of business. Notwithstanding the foregoing, nothing in this paragraph shall prohibit Sellers from undertaking the transactions referenced in Paragraphs 6(m) and 10(m).

          (p) Opinion. Seal Fleet shall use its reasonable efforts to obtain the oral and written opinions referenced in 11(j). Seal Fleet shall notify Purchaser in writing on or before April 19, 1996 that Seal Fleet has either (i) obtained such oral opinion or (ii) terminated this Agreement due to failure to obtain such oral opinion. Failure by Seal Fleet to provide such notice shall cause the condition set forth in Paragraph 11(j) to be waived.

     7.   Representations, Warranties and Covenants of Purchaser.
Purchaser represents, warrants and covenants as follows:

          (a)  Citizenship.  Purchaser is a citizen of the United
States within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. Section 802).

          (b) Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in the State of Texas.

          (c) Authority. Purchaser: (i) has all corporate power and authority necessary to purchase the Assets to be transferred pursuant to this Agreement and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby does not and will not conflict with any provisions of the Articles of Incorporation, By-Laws, Resolutions of Board of Directors or other governing corporate documents of Purchaser; (ii) has been duly authorized by its Board of Directors to execute this Agreement and to consummate the transactions contemplated hereby; and (iii) has taken all corporate action necessary for this Agreement to constitute its valid and binding obligation of Purchaser, enforceable in accordance with its terms.

          (d) Registration Statement. Purchaser intends to prepare and file with the Commission an amendment to its registration statement (the "Registration Statement") relating to the initial public offering of its securities the proceeds of which will be used, in part, to provide the financing referenced in Paragraph 15. Except for information supplied by Sellers, for which such parties are responsible and Purchaser makes no representation, Purchaser covenants that the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact concerning Purchaser or the transactions contemplated by this Agreement. Prior to filing the Registration Statement, Purchaser shall provide a draft thereof to Sellers for their comments and thereafter shall promptly furnish Sellers with copies of all correspondence with the Commission relating thereto. Purchaser shall afford Sellers a reasonable opportunity to comment upon disclosure relating to Sellers or their affiliates and shall ensure that such disclosure is reasonably satisfactory to Sellers. Sellers' receipt and review of drafts of the Registration Statement and correspondence with the Commission relating thereto shall not in any way relieve Purchaser of its obligations described above or its indemnification obligations set out herein. Sellers shall not be obligated to review or verify the accuracy or completeness of such Registration Statement or verify that such Registration Statement complies with any applicable laws, statutes, regulations, rulings, requirements or orders of any governmental entity.

          (e)  Proxy Statement.  Purchaser shall provide to Seal
Fleet all information requested by Seal Fleet necessary for its preparation of the Proxy Statement, and warrants that all such information shall be accurate and complete.

          (f) Public Announcements. Purchaser and Sellers shall consult with each other prior to the issuance by any party of any press release or any written statement with respect to this Agreement or the transactions contemplated hereby.

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          (g)  Other Agreements.  Purchaser's execution and
delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any loan agreement, mortgage, security agreement, indenture, or other contract or agreement to which Purchaser is a party, or by which it may otherwise be bound, other than certain agreements with lenders whose approval is a condition precedent to Purchaser's obligation to purchase the Assets. Purchaser has agreed to purchase all of the Class B Common Stock of Seal Fleet from Three
R Trusts and to sell those shares to Transferee or an entity controlled by him; Purchaser will not sell such shares to any other person or entity. In connection with the sale of such shares to Transferee, Purchaser shall cause Transferee to represent and warrant that he has no plans or arrangements that may result in a further change in control of Seal Fleet. Purchaser shall use its best efforts to cause Transferee to operate Seal Fleet and its subsidiaries as a going enterprise and business for the benefit of all of Seal Fleet's shareholders in accordance with the business plan attached hereto as Schedule 8(g), as refined pursuant to Paragraph 8(g).

          (h) Violation of Orders. Purchaser's execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any order, arbitration award, judgment or decree, if any, to which Purchaser is a party, or by which it may be bound.

          (i) Governmental Approval. No registration with, or approval of, any governmental agency or commission is necessary for the execution, delivery or performance of the terms of this Agreement other than those that have been or will be duly made or obtained prior to Closing.

          (j) Solvency of Seal Fleet. Purchaser does not intend to liquidate, or to permit Transferee to liquidate, Seal Fleet or any of its subsidiaries or place into, permit to be placed into, or permit to be entered into by Seal Fleet or any of its subsidiaries, any type of insolvency proceeding, including any type of liquidation, receivership, bankruptcy, reorganization, assignment for the benefit of creditors, or any other type of creditor, fraudulent transfer or insolvency proceeding or action under federal or state statutory or common laws.

     8. Representations, Warranties and Covenants of Transferee. Transferee hereby represents, warrants, and covenants as follows:

          (a) Status. Transferee is an individual residing in Palm Beach, Florida and a citizen of the United States.

          (b) Authority. Transferee: (i) has all requisite power and authority necessary to purchase the Seal Fleet Shares, as hereinafter defined, to execute and deliver this Agreement, and to consummate the transactions contemplated hereby; and (ii) this
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Agreement constitutes a valid and binding obligation of Transferee, enforceable in accordance with its terms.

          (c)  Proxy Statement.  Transferee shall provide to Seal
Fleet all information requested by Seal Fleet necessary for its preparation of the Proxy Statement, and warrants that all such information shall be accurate and complete.

          (d) Other Agreements. Transferee's execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any loan agreement, mortgage, security agreement, indenture, or other contract or agreement to which Transferee is a party, or by which he may otherwise be bound, other than certain agreements with lenders whose approval is a condition precedent to Transferee's obligation to purchase the Class B Common Stock of Seal Fleet.

          (e) Violation of Orders. Transferee's execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with any order, arbitration award, judgment or decree, if any, to which Transferee is a party, or by which he may be bound.

          (f) Governmental Approval. No registration with, or approval of, any governmental agency or commission is necessary for the execution, delivery or performance by Transferee of the terms of this Agreement other than those that have been or will be duly made or obtained prior to Closing.

          (g) Business Plan. If the transactions provided for in this Agreement are consummated and Transferee becomes the owner of the Seal Fleet Shares (as hereinafter defined), Transferee will cause Seal Fleet to undertake the Business Plan set out on Schedule 8(g). Transferee agrees to refine Schedule 8(g) on or before April 12, 1996. Any such refinement shall be subject to the approval of Seal Fleet in its sole discretion, which approval shall be given in writing no later than April 17, 1996. Transferee does not intend to liquidate Seal Fleet or any of its subsidiaries or place into, permit to be placed into, or permit to be entered into by Seal Fleet or any of its subsidiaries, any type of insolvency proceeding, including any type of liquidation, receivership, bankruptcy, reorganization, assignment for the benefit of creditors, or any other type of creditor, fraudulent transfer or insolvency proceeding or action under federal or state statutory or common laws.

     9. Hart-Scott-Rodino Filing. Sellers agree to provide to Three R Trusts information about Sellers necessary to file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission a Notification and Report Form ("HSR Filing") in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

(the ``HSR Act"), and Purchaser agrees to use reasonable efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

     10.  Conditions Precedent to Purchaser's Obligation.
Purchaser's obligation to purchase the Assets is expressly conditioned upon the occurrence of each of the following events:

          (a) the simultaneous closing of the purchase and sale of those vessels listed in Schedule 1(a) in accordance with the Asset Purchase Agreement between Purchaser, Three R Trusts, Ross Seal Partners, Ltd., Bengal Seal Partners, Ltd., Baffin Seal Partners, Ltd., and Baltic Seal Partners, Ltd. dated as of the date hereof (the "Three R Trusts Agreement");

          (b) the simultaneous closing of the sale of 20,000 shares of Seal Fleet Class A Common Stock and 50,000 shares of Seal Fleet Class B Common Stock owned by Three R Trusts (the "Seal Fleet Shares") to Transferee in accordance with that certain Stock Purchase Agreement between Purchaser and Transferee, dated as of the date hereof, a copy of which is attached to the Disclosure Letter;

          (c) approval of the transactions contemplated by this Agreement by Purchaser's lenders;

          (d) receipt by Purchaser from Sellers' independent public accountants of a certificate or letter to the effect that such accountants will audit at the expense of Purchaser financial statements of the Assets for the fiscal years 1992, 1993 and 1994 and consent to the inclusion or incorporation of their report on such audited financial statements in an initial or other public offering document, subject to such accountants' normal due diligence procedures with respect to consents;

          (e) if an HSR filing is made, compliance with the filing requirements under the HSR Act and expiration or termination of the applicable waiting period;

          (f) approval of this Agreement and the transactions contemplated hereby by the Seal Fleet shareholders as provided in Paragraph 11(b);

          (g) satisfaction of the condition precedent described in Paragraph 15;

          (h) Sellers' representations and warranties being true and correct as of the Closing Date, as the Closing Date may be extended under the terms of this Agreement;

          (i) delivery by Sellers at Closing of those documents described in Paragraph 13;

          (j) timely receipt by Purchaser of any information requested pursuant to Paragraph 6(f);

          (k) Purchaser having had a reasonable opportunity to review and comment on the Proxy Statement as provided in Paragraph 6(d);

          (l) closing of the transactions contemplated by this Agreement by the Closing Date; and

          (m) Seal Fleet and Three R Trusts having entered into an agreement having the terms set forth in Schedule 10(m) hereto on or before the Closing Date.

     11. Conditions Precedent to Sellers' Obligation. Sellers' obligation to sell the Assets is expressly conditioned upon the occurrence of each of the following events:

          (a) Purchaser's and Transferee's representations and warranties being true and correct as of the Closing Date, as the Closing Date may be extended under the terms of this Agreement;

          (b) approval of this Agreement, the transactions contemplated hereby, the change in control of Seal Fleet, and the change in Seal Fleet's business by the holders of a majority of the outstanding shares of Seal Fleet Class A Common Stock excluding those shares of Seal Fleet Class A Common Stock owned by Three R Trusts, and a majority of the shares of Seal Fleet Class B Common
Stock:

          (c) if an HSR filing is made, compliance with the filing requirements under the HSR Act and expiration or termination of the applicable waiting period;

          (d) delivery by Purchaser at Closing of the documents described in Paragraph 13;

          (e) timely receipt by Sellers of the information requested pursuant to Paragraphs 7(e) and 8(c);

          (f) the results of an independent survey of the Assets not showing a value in excess of the Purchaser Price:

          (g) Sellers having had a reasonable opportunity to review and comment upon the Registration Statement pursuant to Paragraph 7(d);

          (h) closing of the transactions contemplated by this Agreement by the Closing Date;

          (i)  payment and/or release of all indebtedness of

Sellers to Three R Trusts in excess of $3,000,000, and conversion of $3,000,000 of debt to a note complying with Paragraph 6(m), and guaranteed by Purchaser pursuant to that certain Absolute Guaranty and Purchase Agreement that is an exhibit to the Three R Trusts Agreement ("the Guaranty");

          (j) receipt by Seal Fleet of an oral opinion from an investment banking firm acceptable to the board of directors of Seal Fleet in its discretion by April 19, 1996 and a written opinion confirming such oral opinion prior to mailing its Proxy Statement, provided that if such oral opinion has not been received by April 19, 1996, Sellers may terminate this Agreement by so notifying Purchaser in writing; and

          (k) receipt of Transferee's refined Schedule 8(g), approved by Sellers, on or before April 17, 1996.

     12. Delivery. On the Closing Date, Sellers shall deliver the Assets to Purchaser or its nominee, which shall be a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. Section 802), as follows:

          (a) the Owned Vessels (including all spares, stores and equipment aboard and appurtenant thereto) shall be delivered to Purchaser at a location or locations mutually agreeable to Sellers and Purchaser in federal waters outside the territorial limits of Louisiana or Texas. If any of the Owned Vessels is employed on the date of Closing, the place of delivery shall be at its work site, if outside of territorial waters, or at the point outside territorial waters nearest to its work site. If the delivery is at any place other than the location where a particular Owned Vessel may be employed at the time of Closing, Purchaser shall pay to Sellers all of Sellers' additional cost of crew, lube and fuel incidental to such delivery. Sellers shall prepare and deliver written instructions to the Master of each Owned Vessel, or such person as may be in control of such Owned Vessel, as may be necessary to deliver possession of each Owned Vessel to Purchaser.

          (b) any Inventory shall be delivered to Purchaser at Sellers' designated facilities on the date of Closing.

          (c) all documentation necessary to effect constructive delivery of the Assigned Contracts will be provided to Purchaser at Closing.

     13. Execution of Instruments. At Closing, the parties shall execute and deliver, or cause the execution and delivery of, any and all documents reasonably required in order to consummate the transactions described herein on terms and conditions reasonably satisfactory to Sellers and Purchaser, including the following:

          (a)  Sellers shall deliver to Purchaser at the Closing:

          (i)     certified resolutions of the Boards of
     Directors and shareholders of each of the Sellers authorizing the transactions described in this Agreement;

           (ii) valid and sufficient Bills of Sale, in a form recordable with the United States Coast Guard, transferring title to the Owned Vessels to Purchaser and containing such warranties of title and disclaimers as set forth hereinabove, including the warranties and disclaimers contained in Paragraph 5, in the form attached as Schedule 13(a)(ii);

          (iii) instructions to the Master or other person in control of each Owned Vessel as may be necessary to deliver possession of the respective Owned Vessel to Purchaser;

           (iv)     Certificates of Documentation for each Owned
     Vessel;

            (v)     satisfactions of any Liens against the Owned
     Vessels or other Assets sufficient to convey clear title to such Assets to Purchaser;

           (vi) Abstracts of Title, on form CG-1332, or the equivalent, for each of the Owned Vessels, issued by the United States Coast Guard within fifteen (15) days prior to Closing, showing each Owned Vessel to be free and clear of all recorded liens and encumbrances (other than those for which executed satisfactions or termination statements will be furnished at Closing);

          (vii) any and all U.S. Coast Guard documentation reasonably required in connection with the sale and purchase hereunder;

         (viii) valid and sufficient Bills of Sale conveying title to the Inventory to Purchaser, containing such warranties of title and disclaimers as set forth hereinabove, including the warranties and disclaimers contained in Paragraph 5, in the form attached as Schedule 13(a)(viii); and

           (ix)     valid and sufficient assignments of the
     Assigned Contracts, containing the warranties and disclaimers set forth herein, subject to those limitations contained in Paragraph 1 of this Agreement.

     (b)  Purchaser shall deliver to Sellers at Closing:

            (i) resolutions of the Board of Directors of Purchaser authorizing the transactions described in this Agreement;

           (ii) evidence of wire transfers representing payment of the cash portion of the Purchase Price in conformity with the payment and disbursement instructions tendered to Purchaser by Sellers as provided for in Paragraph 4 of this Agreement;

          (iii) any and all U.S. Coast Guard documentation reasonably required of Purchaser in connection with the consummation of the sale and purchase hereunder; and

           (iv) an assumption of the obligations of Sellers under the Assigned Contracts.

     14. Risk of Loss. All risk of loss of the Assets prior to Closing shall be borne by Sellers, with Sellers retaining any and all insurance proceeds arising from such loss. All risk of loss of the Assets subsequent to the Closing shall be borne by Purchaser. In the event of a total loss or constructive total loss to any of the Owned Vessels prior to Closing, the Purchase Price shall be reduced by the amount of the insurance payment for such vessel. Should any Owned Vessel be damaged prior to the Closing, but not deemed a constructive total loss, Sellers shall convey the Owned Vessel to Purchaser in its damaged condition with a full and valid assignment to Purchaser of any and all insurance proceeds payable as the result of such damage under Sellers' existing insurance policies.

     15. Financing. In addition to the conditions precedent to the Purchaser's obligations set forth in Paragraph 10, Purchaser's obligation to purchase the Assets is further conditioned upon Purchaser's obtaining of financing of the purchase, under terms and conditions reasonably acceptable to Purchaser in its discretion. Purchaser shall use its best efforts to obtain such financing and to perform and cooperate fully with such procedures as may be required by underwriters, regulators, and/or lenders for such financing to be secured.

     16. Brokers. No agent, broker, person or firm acting on behalf of Purchaser or Sellers or under their authority is or will be entitled to an advisory fee, brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement.

     17. Expenses. Sellers and Purchaser agree that, except as otherwise provided herein, each shall bear and shall be solely responsible for all their own costs and expenses, including their attorneys' fees, incurred in connection with the transactions contemplated by this Agreement. Purchaser has agreed to pay for the vessel audit and any other reasonable accounting or auditing expenses for development of information for the Registration Statement.

     18. Taxes. Sellers jointly and severally represent and warrant that the sale of the Assets will be an occasional sale for the purposes of Texas sales and use taxation, that they are engaged principally in the offshore service vessel industry, and that they are not now, nor have they been in the past, engaged in the business of the purchase and sale of vessels and related equipment. Any previous sales of vessels made by Sellers, or any of them, have been sales of depreciated, obsolete or surplus vessels or equipment as an incident of the business described above, and Sellers have never been assessed, nor required to remit, sales taxes in connection with any such sale.

     All 1996 ad valorem taxes with respect to the Assets shall be the responsibility of Purchaser.

     19. Indemnity. (a) Sellers hereby agree jointly and severally to indemnify, defend and hold Purchaser, and its agents, attorneys, representatives, employees, officers, directors, shareholders, successors and assigns (collectively "Purchaser Parties" and individually a "Purchaser Party"), harmless of and from any and all claims, actions, demands, losses, liabilities, penalties, damages and expenses (including, but not limited to, all court costs and expenses, and reasonable attorneys' fees, whether incurred in the defense of such claims, suits, actions and demands or in enforcing this indemnification provision and whether or not a lawsuit is filed) (collectively "Costs") arising from or relating to (a) any breach of any representation, warranty, or covenant of Sellers herein, (b) any liens on the Owned Vessels asserted by any suppliers, towers, repairers, owners of cargo, or any other party or parties that is or may constitute a contract lien or lien for necessaries to the extent such liens accrue or arise for obligations incurred or necessaries procured prior to Closing, no matter when such liens are asserted, (c) any lien on the Owned Vessels related to any maritime tort occurring before Closing (including claims of passengers, cargo owners and other persons), but excluding any liens relating to any Hazardous Materials (as herein defined), and (d) violation of any federal or state securities law relating to the Proxy Statement (except for any violation due to the inaccuracy or incompleteness of information supplied by Purchaser or Transferee for use in the Proxy Statement) or the inaccuracy or incompleteness of information supplied by Sellers for use in the Registration Statement, all as more fully set out below. Purchaser agrees to indemnify, defend, and hold Sellers and their respective agents, attorneys, representatives, employees, officers, directors, shareholders, successors and assigns (collectively "Sellers' Parties" and individually "Sellers' Party"), harmless of and from any and all Costs arising from or relating to (a) any breach of any representation, warranty, or covenant of Purchaser herein, (b) violation of any federal or state securities law relating to the Registration Statement (except for any violation due to the inaccuracy or incompleteness of information supplied by Sellers for use in the Registration Statement) or the inaccuracy or incompleteness of information supplied by Purchaser for use in the Proxy Statement, all as more fully set out below, and (c) the Assigned Contracts after Closing. Transferee agrees to indemnify, defend, and hold Purchaser Parties and Sellers' Parties harmless of and from any and all Costs arising from or relating to (a) any breach of any representation, warranty, or covenant of Transferee herein, and (b) violation of any federal or state securities law relating to the Registration Statement or the Proxy Statement due to the inaccuracy or incompleteness of information supplied by Transferee for use in the Registration Statement or the Proxy Statement, all as more fully set out below.

          (b)(i) Sellers will indemnify and hold Purchaser Parties harmless against any and all Costs, including but not limited to, any and all expense incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever in connection with any investigation or inquiry of, or action or proceeding that may be brought against any Purchaser Party arising out of or based upon any untrue statements or alleged untrue statements of material fact or omissions of material fact necessary to make the statements made not misleading contained in (x) any information furnished by Sellers for inclusion in Purchaser's Registration Statement or Prospectus, or (y) any proxy materials of Sellers soliciting a vote in favor of the transactions described herein (the "Proxy Materials"); provided, however, that the foregoing indemnity (i) shall not apply in respect of any statement or omission made in reliance upon and in conformity with written information furnished to Sellers by Purchaser or Transferee in connection with the Proxy Materials; or (ii) with respect to any Preliminary Prospectus if, at or prior to the sale of the shares covered by the Preliminary

Prospectus, Sellers shall have informed Purchaser in writing of the untrue or incomplete statement furnished by Sellers to Purchaser, or (iii) if prior to the Meeting of shareholders of Seal Fleet, Seal Fleet shall have delivered to its shareholders amended Proxy Materials not containing the untrue or incomplete statement of material fact. If Purchaser shall notify Sellers of the incompleteness or inaccuracy of any information provided by Purchaser after the Proxy Materials have been sent to Seal Fleet's shareholders, Purchaser shall be responsible for all costs associated with any necessary amendment to the Proxy Materials and resoliciting the vote of the Seal Fleet shareholders.

          (b)(ii) Purchaser will indemnify and hold Sellers' Parties harmless against any and all Costs, including but not limited to, any and all expense incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever in connection with any investigation or inquiry of, or action or proceeding that may be brought against any Sellers' Party arising out of or based upon any untrue statements or alleged untrue statements of material fact or omissions of material fact necessary to make the statements made not misleading contained in (x) any information furnished by Purchaser for inclusion in Seal Fleet's Proxy Materials, or (y) any Preliminary Prospectus, Registration Statement or Prospectus of Purchaser, and any amendments thereto; provided, however, that the foregoing indemnity (i) shall not apply in respect of any statement or omission made in reliance upon and in conformity with written information furnished to Purchaser by Sellers in connection with such Preliminary Prospectus, Registration Statement or Prospectus, or (ii) with respect to any Proxy Materials if, prior to the Meeting, Purchaser shall have notified Sellers in writing of the untrue or incomplete statement furnished by Purchaser, or (iii) if Purchaser shall have delivered an amended Prospectus to each buyer of shares which does not contain any untrue statements of material fact or omissions necessary to make the statements made not misleading. If Sellers shall notify Purchaser of the inaccuracy or incompleteness of any information supplied by Sellers after a Registration Statement has been declared effective, Sellers shall be responsible for all costs associated with any necessary amendment to the Registration Statement.

          (b)(iii) Transferee will indemnify and hold Sellers' Parties harmless against any and all Costs, including but not limited to, any and all expense incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever in connection with any investigation or inquiry of, or action or proceeding that may be brought against any Sellers' Party arising out of or based upon any untrue statements or alleged untrue statements of material fact or omissions of material fact necessary to make the statements made not misleading contained in any information furnished by Transferee for inclusion in the Proxy Materials; provided, however, that the foregoing indemnity shall not apply if, prior to the Meeting of the shareholders of Seal Fleet, Transferee shall have notified Seal Fleet in writing of the untrue or incomplete statement furnished by Transferee. If Transferee notifies Seal Fleet of the inaccuracy or incompleteness of information supplied by him after Proxy Materials have been sent to shareholders, Transferee shall be responsible for all costs associated with any necessary amendment to the Proxy Materials and resoliciting a vote of shareholders.

          (c) If any action, inquiry, investigation, claim or proceeding is brought against any person in respect of which indemnity may be sought pursuant to this section, such person ("Indemnified Party") shall, promptly after formal notification of, or receipt of service of process for, such action, inquiry, investigation, claim or proceeding, notify in writing the party or parties against which indemnification is to be sought ("Indemnifying Party") of the institution of such action, inquiry, investigation, claim or proceeding, and the Indemnifying Party, upon the request of the Indemnified Party, shall have the right to and shall assume the defense of such action, inquiry, investigation, claim or proceeding, including the employment of counsel (reasonably satisfactory to such Indemnified Party) and payment of expenses. No indemnification provided for in this Paragraph 19 shall be available to any Indemnified Party for any matter as to which the Indemnified Party shall have failed to give such notice. Such Indemnified Party shall have the right to employ its own counsel, at its expense, unless the employment of such counsel at the cost of the Indemnifying Party is authorized in writing by the Indemnifying Party or such Indemnifying Party shall not have assumed the defense of such matter and employed counsel to have charge of the defense of such action, inquiry, investigation, claim or proceeding. The Indemnifying Party shall not be liable for any settlement of any action, inquiry, investigation, claim or proceeding effected without its written consent, nor shall the Indemnifying Party effect any settlement in respect of which any Indemnified Party is required to take any action or pay any damages, without the written consent of the Indemnified Party.

     20. Employment of Sellers' Personnel. At the Closing, Purchaser will offer employment to the officers and crew members of the Vessels employed by Sellers on the Closing Date, as the Closing Date may be extended pursuant to this Agreement, provided that such persons qualify for hiring under Purchaser's customary terms and conditions of employment. All employees hired will be retained under compensation packages commensurate with the compensation package in force for comparable personnel currently employed by Seabulk Offshore, Ltd. All personnel hired pursuant to this paragraph shall be hired as employees at will.

     21. Non-Competition; Non-Disclosure. Sellers jointly and severally acknowledge that a material consideration and inducement for Purchaser to enter into this Agreement, and the transactions contemplated herein, is the assignment of the Assigned Contracts, and the agreement of Sellers not to compete with Purchaser in the operation of supply vessels, except for its own business support. Accordingly, Sellers agree that, for a period of two years following the Closing, Sellers shall not compete with Purchaser or any other, affiliate, subsidiary or parent of Purchaser in connection with the operation of supply vessels in the U.S. Gulf of Mexico. The term "compete" as used in this paragraph shall include not only direct competition by Sellers or any of them with Purchaser, but also the ownership, management, operation, or participation in the ownership, management, operation, or control by Sellers of any entity operating supply vessels for others in the U.S. Gulf of Mexico.

     In addition to the foregoing, for a period of two years after the Date of Closing, Sellers shall not disclose, without the written consent of Purchaser, any customer lists, financial information, vessel capability data, trade secrets, proprietary information or any other matters that could, in any manner, adversely affect the business of Purchaser, or its parent, subsidiaries or affiliates (the "Information"), unless: (1) such Information becomes known to the general public or to the marine industry; (2) Sellers are required to disclose such Information by law, subpoena or other legal process, or (3) such Information is not related to Sellers' business of operating supply vessels.

     Sellers acknowledge that any breach of the obligations stated in this Paragraph may result in damages to Purchaser that are not reasonably susceptible to quantification. Accordingly, in the event of the actual or threatened breach of any of the provisions of this paragraph by any of the Sellers, Purchaser shall be entitled to obtain a temporary restraining order, an injunction or other appropriate equitable relief restraining Sellers, or any of them, from continued violation of these provisions. Nothing in this Agreement shall be construed to prohibit Purchaser from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages therefor. The provisions of this Paragraph shall survive the Closing.

     22. Reimbursement. Seal Fleet agrees to reimburse Purchaser for any principal and/or interest due on the Three R Trusts Note and paid by Purchaser pursuant to the Guaranty because Seal Fleet did not make any payment due from it under the Three R Trusts Note.

     23. Notices. All notices given under any provision of this Agreement shall be in writing and deemed to have been given, and duly given, when:

          (a) Served by: (i) facsimile or telex to be confirmed by certified, first class mail, (ii) personal delivery, (iii) mailed by certified, first class mail, return receipt requested, postage prepaid, or (iv) forwarded by Federal Express, Airborne Express, United Parcel Service or other established and reputable courier service; and

          (b) Properly addressed to the Sellers or the Buyer, as the case may be, as follows;

               (i)       In case of notice to Sellers:
                         c/o Seal Fleet, Inc.
                         3305 Avenue S
                         Galveston, Texas 77550
                         Attn: John Bissell
                         Fax: (409) 763-8892

                         With a copy to:
                         Butler & Binion, L.L.P.
                         1000 Louisiana
                         Houston, Texas 77002
                         Attn: Gail J. McDonald, Esq.
                         Fax: (713) 237-3202

               (ii)      In case of notice to Purchaser:
                         Hvide Marine Incorporated
                         2200 Eller Drive
                         Ft. Lauderdale, FL 33316
                         Attn: Vice President-Legal and
                               General Counsel
                         Fax: (954) 527-1772

               (iii)     In case of notice to Transferee:
                         Thomas M. Ferguson
                         c/o First Stanford Corporation
                         125 Worth Avenue, Suite 318
                         Palm Beach, Florida 33480
                         Fax: (407)635-7349

     24. Severability. If any provision of this Agreement is held to be invalid or unenforceable, in any respect, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, but, to the contrary, this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

     25. Modification; Amendment. This Agreement may only be modified or amended in writing by an instrument executed by each party hereto.

     26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     27. Assignment; Survival. Purchaser may, in its discretion, assign all or any portion of its rights hereunder to Seabulk Offshore Ltd. or any other affiliate of Purchaser. This Agreement may not be assigned by any of the Sellers except upon the prior written consent of Purchaser or its assignees. Upon any assignment of this Agreement by Purchaser or Seller, the assignee or successor shall be deemed the Purchaser or Seller, respectively, under this Agreement and shall be deemed to have assumed all of the obligations and to have made all of the representations and warranties of such entities set forth herein. All indemnities, warranties, remedies and obligations of Sellers in favor of Purchaser, or of Purchaser in favor of Sellers, shall survive any such assignment, the execution of this Agreement, and the Closing. Notwithstanding the foregoing, assignment by Purchaser shall not relieve Purchaser of its obligations to Sellers. Transferee may not assign any portion of his rights hereunder.

     28. Governing Law Jurisdiction. This Agreement shall be governed by the laws of the State of Texas, and, when applicable, the general maritime law of the United States. Purchaser, Sellers and Transferee irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas, Galveston Division, or, if jurisdiction is found lacking in such court, then the court of general jurisdiction of the State of Texas, Galveston County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Purchaser, Sellers and Transferee agree to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of Texas, Galveston Division, or if the jurisdiction is found lacking in such court, the court of general jurisdiction of the State of Texas, Galveston County. Purchaser, Sellers and Transferee irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court of the Southern District of Texas, Galveston Division or if jurisdiction is found lacking in such court, then the court of general jurisdiction of the State of Texas, Galveston County, and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     29. Incorporation; Entire Agreement. This Agreement includes any and all Schedules annexed hereto, all of which are incorporated herein by this reference. This Agreement constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof.

     In Witness Whereof, the parties have executed this Agreement on the date first hereinabove written.

Sellers:
Seal Fleet, Inc.
By:   /s/ John W. Bissell, President

Sealcraft Operators, Inc.
By:   /s/ John W. Bissell, President

Seal GP, Inc.
By:   /s/ John W. Bissell, President

South Corporation
By:   /s/ John W. Bissell, President


Purchaser:
Hvide Marine Incorporated

By:  /s/ Gene Douglas, Vice President
     /s/ Thomas M. Ferguson